Exhibit 99

Office Depot de México, S. A. de C. V. and Subsidiaries

(A 50% Owned Subsidiary of Grupo Gigante,

S. A. B. de C. V. and 50% Owned Affiliate of Office Depot Delaware Overseas Finance 1, LLC)

Consolidated Financial Statements for the Years Ended December 31, 2012, 2011 and 2010 (Unaudited) and Independent Auditors’ Report Dated February 15, 2013

Office Depot de México, S. A. de C. V. and Subsidiaries

(A 50% Owned Subsidiary of Grupo Gigante, S. A. B. de C. V.

and 50% Owned Affiliate of Office Depot Delaware Overseas Finance 1, LLC)

Independent Auditors’ Report and Consolidated

Financial Statements for 2012, 2011 and 2010

(Unaudited)

Independent Auditors’ Report to the Board

of Directors and Stockholders of Office

Depot de México, S. A. de C. V.

We have audited the accompanying consolidated financial statements of Office Depot de México, S. A. de C. V. and its subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 31, 2012 and 2011, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with Mexican Financial Reporting Standards; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Office Depot de México, S. A. de C. V. and its subsidiaries as of December 31, 2012 and 2011, and the results of their operations and their cash flows for the years then ended in accordance with Mexican Financial Reporting Standards.

MFRS vary in certain significant respects from accounting principles generally accepted in the United States of America (“U.S. GAAP”). Information relating to the nature and effect of such differences is presented in Note 18 to the accompanying consolidated financial statements.

The accompanying consolidated financial statements have been translated into English for the convenience of readers.

Galaz, Yamazaki, Ruiz Urquiza, S. C.

Member of Deloitte Touche Tohmatsu Limited

/s/ C. P. C. Ma. Isabel Romero Miranda

February 15, 2013

México City, México

Office Depot de México, S. A. de C. V. and Subsidiaries

(A 50% Owned Subsidiary of Grupo Gigante, S. A. B. de C. V.

and 50% Owned Affiliate of Office Depot Delaware Overseas Finance 1, LLC)

Consolidated Balance Sheets

As of December 31, 2012 and 2011

(In thousands of Mexican pesos)

	2012	2011
Assets

Current assets:
Cash and cash equivalents	$348,761	$302,656
Accounts receivable and recoverable taxes – Net	1,033,617	862,920
Due from related parties	307	224
Inventories – Net	3,368,349	2,933,151
Prepaid expenses	94,436	105,851

Total current assets	4,845,470	4,204,802

Property, equipment and leasehold improvements – Net	4,327,788	4,133,426
Deferred income taxes	98,288	27,224
Deferred statutory employee profit sharing	808	798
Intangible assets – Net	78,295	100,149
Goodwill	61,648	61,648

Total	$9,412,297	$8,528,047

Liabilities and stockholders’ equity

Current liabilities:
Trade accounts payable	$2,208,524	$2,185,112
Office Depot Asia Holding Limited – Related party	17,309	5,898
Accrued expenses	414,388	374,817
Taxes payable	118,178	96,008

Total current liabilities	2,758,399	2,661,835

Employee benefits	44,951	40,775

Total liabilities	2,803,350	2,702,610

Stockholders’ equity:
Common stock	1,266,239	1,266,239
Retained earnings	5,204,895	4,385,233
Foreign currency translation	137,813	173,965

Total stockholders’ equity	6,608,947	5,825,437

Total	$9,412,297	$8,528,047

See accompanying notes to consolidated financial statements.

Office Depot de México, S. A. de C. V. and Subsidiaries

(A 50% Owned Subsidiary of Grupo Gigante, S. A. B. de C. V.

and a 50% Owned Affiliate of Office Depot Delaware Overseas Finance 1, LLC)

Consolidated Statements of Income

For the years ended December 31, 2012, 2011 and 2010 (Unaudited)

(In thousands of Mexican pesos)

	2012	2011	2010
			(Unaudited)
Revenues:
Net sales	$15,086,057	$14,051,901	$12,157,735
Other	47,048	70,722	76,289

	15,133,105	14,122,623	12,234,024

Costs and expenses:
Cost of sales	10,482,201	9,941,600	8,605,431
Selling, administrative and general expenses	3,260,774	2,912,261	2,420,183

	13,742,975	12,853,861	11,025,614

Other expenses	(588)	(39,334)	—

Net comprehensive financing cost:
Bank commissions	(212,687)	(172,290)	(155,184)
Interest expense	(5,283)	(21,580)	(6,684)
Interest income	9,352	10,486	12,391
Exchange (loss) gain	(7,456)	5,107	(1,065)
Other financial income – Net	56,873	74,047	71,773
Monetary position gain	—	—	1,506

	(159,201)	(104,230)	(77,263)

Income before income taxes	1,230,341	1,125,198	1,131,147
Income tax expense	410,679	396,936	354,031

Consolidated net income	$819,662	$728,262	$777,116

See accompanying notes to consolidated financial statements.

Office Depot de México, S. A. de C. V. and Subsidiaries

(A 50% Owned Subsidiary of Grupo Gigante, S. A. B. de C. V.

and a 50% Owned Affiliate of Office Depot Delaware Overseas Finance 1, LLC)

Consolidated Statements of Changes in Stockholders’ Equity

For the years ended December 31, 2012, 2011 and 2010 (Unaudited)

(In thousands of Mexican pesos)

	Common Stock	Retained Earnings	Foreign Currency Translation	Total Stockholders’ Equity
Balances as of January 1, 2010 (Unaudited)	$1,266,239	$3,479,855	$41,400	$4,787,494
Comprehensive income (Unaudited)	—	777,116	(18,334)	758,782

Balances as of December 31, 2010 (Unaudited)	1,266,239	4,256,971	23,066	5,546,276
Dividends paid ($10.81 pesos per share)	—	(600,000)	—	(600,000)
Comprehensive income	—	728,262	150,899	879,161

Balances as of December 31, 2011	1,266,239	4,385,233	173,965	5,825,437
Comprehensive income	—	819,662	(36,152)	783,510

Balances as of December 31, 2012	$1,266,239	$5,204,895	$137,813	$6,608,947

See accompanying notes to consolidated financial statements.

Office Depot de México, S. A. de C. V. and Subsidiaries

(A 50% Owned Subsidiary of Grupo Gigante, S. A. B. de C. V.

and a 50% Owned Affiliate of Office Depot Delaware Overseas Finance 1, LLC)

Consolidated Statements of Cash Flows

For the years ended December 31, 2012, 2011 and 2010 (Unaudited)

(In thousands of Mexican pesos)

	2012	2011	2010
			(Unaudited)
Operating activities:
Income before income taxes	$1,230,341	$1,125,198	$1,131,147
Items related to investing activities:
Depreciation and amortization	329,049	302,872	262,653
(Gain) loss on sale of fixed assets	(1,195)	(1,147)	15,520
Interest income	(9,352)	(10,486)	(12,391)
Other	—	(708)	—
Items related to financing activities:
Interest expense	5,283	21,580	6,684

	1,554,126	1,437,309	1,403,613
Accounts receivable and recoverable taxes	(170,697)	(51,571)	(95,802)
Due to/from related parties – Net	17,226	(527)	463
Inventories	(435,198)	(204,088)	(495,636)
Prepaid expenses	11,415	17,365	(51,692)
Trade accounts payable	49,430	54,145	208,820
Accrued expenses	(130,535)	(88,054)	(143,557)
Income taxes paid	(289,477)	(251,339)	(218,166)
Other liabilities	4,176	(20,136)	(17,468)

Net cash provided by operating activities	610,466	893,104	590,575

Investing activities:
Purchases of equipment and investments in leasehold improvements	(538,834)	(529,491)	(321,450)
Acquisition of subsidiaries, net of cash acquired	—	—	(178,353)
Purchase of trademark	—	—	(10,786)
Proceeds from sale of equipment	6,556	6,321	2,876
Interest received	9,352	10,486	12,391

Net cash used in investing activities	(522,926)	(512,684)	(495,322)

Financing activities:
Borrowings from related party	550,000	400,000	—
Banks borrowings	—	100,000	100,000
Repayments to related party	(550,000)	(400,000)	—
Repayments of bank borrowings	—	(100,000)	(100,000)
Interest paid	(5,283)	(21,580)	(6,684)
Dividends paid	—	(600,000)	—

Net cash used in financing activities	(5,283)	(621,580)	(6,684)

Net (decrease) increase in cash and cash equivalents	82,257	(241,160)	88,569
Effects of exchange rate changes on cash	(36,152)	150,899	(17,870)
Cash and cash equivalents at beginning of year	302,656	392,917	322,218

Cash and cash equivalents at end of year	$348,761	$302,656	$392,917

See accompanying notes to consolidated financial statements.

Office Depot de México, S. A. de C. V. and Subsidiaries

(A 50% Owned Subsidiary of Grupo Gigante, S. A. B. de C. V.

and a 50% Owned Affiliate of Office Depot Delaware Overseas Finance 1, LLC)

Notes to Consolidated Financial Statements

For the years ended December 31, 2012, 2011 and 2010 (Unaudited)

(In thousands of Mexican pesos, unless stated otherwise)

1.	Nature of business

Office Depot de México, S. A. de C. V. (“ODM”, a 50% owned subsidiary of Grupo Gigante, S. A. B. de C. V. and 50% owned affiliate of Office Depot Delaware Overseas Finance 1, LLC) and subsidiaries (collectively, the “Company”) is a chain of 215 stores in Mexico, five in Costa Rica, eight in Guatemala, three in El Salvador, two in Honduras, three in Panama, 12 in Colombia, nine distribution centers, a cross dock in Mexico that sells office supplies and electronic goods, and a printing service specializing in the retail and catalogue business for office supplies.

2.	Basis of presentation

a.	Comparability—The most significant events and transactions affecting comparability of the accompanying consolidated financial statements are discussed below:

Acquisition of subsidiaries: On September 30, 2010, ODM acquired, directly and indirectly through its subsidiaries, 100% of the voting common stock of the companies Formas Eficientes, S. A. de C. V. and Papelera General, S. A. de C. V. in Mexico, Ofixpres, S. A. S. in Colombia, Ofixpres, S. A. de C. V. in El Salvador; and FESA Formas Eficientes, S. A. in Costa Rica. The primary activities of these companies include the distribution and handling of inventories as well as fabrication of printed forms. The activities of the acquired companies are aligned with the business strategy of ODM to increase sales and augment presence in Latin America.

The results of operations of the entities were included in the Company’s consolidated financial statements beginning October 1, 2010.

Consideration paid, in cash, totaled U.S.$15,408 million, equivalent to $192,293

b.	Explanation for translation into English—The accompanying consolidated financial statements have been translated from Spanish into English for use outside of Mexico. These consolidated financial statements are presented on the basis of Mexican Financial Reporting Standards (“MFRS”), individually referred to as Normas de Información Financiera or “NIFs”). Certain accounting practices applied by the Company that conform with MFRS may not conform with accounting principles generally accepted in the country of use.

c.	Monetary unit of the financial statements—The consolidated financial statements and notes as of December 31, 2012 and 2011 and for the years ended December 31, 2012, 2011 and 2010, include balances and transactions denominated in Mexican pesos of different purchasing power.

d.	Consolidation of financial statements—The consolidated financial statements include the financial statements of ODM and those of its subsidiaries over which it exercises control. ODM’s shareholding percentage in their capital stock is shown below:

Company	Equity	Activity
Direct Subsidiaries:
Centro de Apoyo, S. A. de C. V.	99.998%	A Mexican real estate company, which owns properties where several stores of ODM are located.

O. D. G. Caribe, S. A. de C. V.	99.999999%	A Mexican holding company of subsidiaries specialized in the retail, catalogue business for office supplies, located in Colombia.

Servicios Administrativos Office Depot, S. A. de C. V.	99.84%	Provides administrative services to Mexican related parties, located in Mexico.

OD Guatemala y Cía. LTDA	99.9999%	Operates stores specializing in the sale of services and office supplies, located in Guatemala.

Erial BQ, S. A.	100%	Operates stores specializing in the sale of services and office supplies, located in Costa Rica.

OD El Salvador, LTDA de C. V.	99.99%	Operates stores specializing in the sale of services and office supplies, located in El Salvador.

OD Honduras, S. de R. L.	99.999%	Operates stores specializing in the sale of services and office supplies, located in Honduras.

OD Panamá, S. A.	100%	Operates stores specializing in the sale of services and office supplies, located in Panama.

Formas Eficientes, S. A. de C. V.	99.922%	The distribution and handling of office supplies inventories as well as printed forms, located in Mexico.

FESA Formas Eficientes, S. A.	100%	The distribution and handling of office supplies inventories as well printed forms, located in Costa Rica.

Ofixpres, S.A. de C.V.	99.939%	The distribution and handling of office supplies inventories as well as printed forms, located in El Salvador.

Company	Equity	Activity
Indirect subsidiaries:
Centro de Apoyo Caribe S. A. de C. V.	90.00%

The acquisition and leasing of all types of real estate. This company has not initiated operations as of the date of these consolidated financial statements (subsidiary of Centro de Apoyo, S. A. de C. V.), located in Mexico.

OD Colombia, S. A. S.	89.90%	Stores specializing in the sale of services and office supplies (subsidiary of ODG Caribe, S. A. de C. V.), located in Colombia.

Papelera General, S. A. de C. V.	99.99%	The distribution of office supplies (subsidiary of Formas Eficientes, S. A. de C. V.), located in México.

Ofixpres, S. A. S.	100%	The distribution and handling of office supplies inventories as well as fabrication of printed forms, located in Colombia, (subsidiary of OD Colombia, S. A. S.).

Significant intercompany balances and transactions have been eliminated in the accompanying consolidated financial statements.

e.	Translation of financial statements of foreign subsidiaries—To consolidate financial statements of foreign subsidiaries, the accounting policies of the foreign entity are converted to MFRS using the currency in which transactions are recorded. As the functional currency is the same as the currency in which transactions are recorded for all of the Company’s foreign operations, the financial statements are subsequently translated to Mexican pesos using the following exchange rates: 1) the closing exchange rate in effect at the balance sheet date for assets and liabilities; 2) historical exchange rates for stockholders’ equity, and 3) the rate on the date of accrual of revenues, costs and expenses. Translation effects are recorded in stockholders’ equity.

The currency in which transactions are recorded and the functional currency of foreign operations and the exchange rates used in the different translation processes are as follows:

Company	Recording currency	Functional currency	Exchange rate to translate from functional currency to Mexican pesos
OD Guatemala y Cía. LTDA	Quetzal	Quetzal	1.6436
Erial BQ, S. A.	Colon	Colon	0.0253
FESA Formas Eficientes, S. A.	Colon	Colon	0.0253
OD El Salvador, LTDA de C. V.	US dollars	US dollars	12.9880
Ofixpres, S.A. de C.V.	US dollars	US dollars	12.9880
OD Honduras, S. de R. L.	Lempiras	Lempiras	0.6508
OD Panamá, S. A.	US Dollars	US Dollars	12.9880
OD Colombia, S. A. S.	Colombian pesos	Colombian pesos	0.0073
Ofixpres, S. A. S.	Colombian pesos	Colombian pesos	0.0073

f.	Comprehensive income—Represents changes in stockholders’ equity during the year, for concepts other than distributions and activity in contributed common stock, and is comprised of the net income of the year, plus other comprehensive income items of the same period, which are presented directly in stockholders’ equity without affecting the consolidated statements of income. Other comprehensive income is represented solely by the translation effects of operations of foreign entities.

g.	Classification of costs and expenses—Costs and expenses presented in the consolidated statements of income were classified according to their function. Consequently, cost of sales is presented separately from the other costs and expenses.

3.	Summary of significant accounting policies

The accompanying consolidated financial statements have been prepared in conformity with MFRS, which require that management make certain estimates and use certain assumptions that affect the amounts reported in the consolidated financial statements and their related disclosures; however, actual results may differ from such estimates. The Company’s management, upon applying professional judgment, considers that estimates made and assumptions used were adequate under the circumstances. The significant accounting policies of the Company are as follows:

a.	Accounting changes -

Beginning January 1, 2012, the Company adopted the following new NIF:

NIF C-6, Property, Plant and Equipment.—This standard establishes the obligation to separately depreciate significant components that comprise a single item of property, plant and equipment.

NIF C-15, Impairment of Long-Lived Assets—Eliminates a) the restriction that an asset should not be in use to be classified as available for sale and b) the reversal of impairment losses of goodwill. It also establishes that impairment losses of long-lived assets should be presented in the statements of income as costs or operating expenses depending where they correspond to and not within other income or expenses.

The adoption of these new standards did not have material effects in the accompanying consolidated financial statements.

b.	Recognition of the effects of inflation—Beginning on January 1, 2008, the Company discontinued recognition of the effects of inflation in its consolidated financial statements for those entities that do not operate in an inflationary environment, as that term is defined in MFRS. However, assets and stockholders’ equity include the restatement effects recognized by those entities through December 31, 2007. The cumulative inflation rate in Mexico for the three fiscal years prior to those ended December 31, 2012, 2011 and 2010 was 12.26%, 15.19% and 14.48%, respectively, for which reason the economic environment continued to be considered non-inflationary in all periods. Inflation rates for the years ended 2012, 2011 and 2010 were 3.57%, 3.82% and 4.40%, respectively.

c.	Cash and cash equivalents—Cash and cash equivalents consist mainly of bank deposits in checking accounts and readily available daily investments of cash surpluses. Cash and cash equivalents are stated at nominal value plus accrued yields, which are recognized in results as they accrue. The Company considers all short-term highly-liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

d.	Concentration of credit risk—The Company sells products to customers primarily in the retail trade in Mexico. The Company conducts periodic evaluations of its customers’ financial condition and generally does not require collateral. The Company does not believe that significant risk of loss from a concentration of credit risk exists given the large number of customers that comprise its customer base and their geographical dispersion. The Company also believes that its potential credit risk is adequately covered by the allowance for doubtful accounts.

e.	Inventories and cost of sales—Inventories are stated at the lower of cost or realizable value. Cost is determined using the average cost method.

f.	Property, equipment and leasehold improvements—Property, equipment and leasehold improvements are recorded at acquisition cost. Balances from acquisitions made through December 31, 2007, were restated for the effects of inflation by applying factors derived from the NCPI (National Consumer Price Index) through that date.

Depreciation is calculated using the straight-line method based on the useful lives of the related assets, as follows:

Average years
Buildings	40
Leasehold improvements	9-25
Furniture and fixtures	4-10
Computers	4
Vehicles	4-8

The useful lives of fixed assets are reviewed at least annually to determine whether events and circumstances warrant a revision.

g.	Impairment of long-lived assets in use—The Company reviews the carrying amounts of long-lived asset in use, other than goodwill and intangible assets with indefinite useful lives, when an impairment indicator suggests that such amounts might not be recoverable, considering the greater of the present value of future net cash flows or the net sales price upon disposal. Impairment is recorded when the carrying amounts exceed the greater of the aforementioned amounts. Impairment indicators considered for these purposes are, among others, operating losses or negative cash flows in the period if they are combined with a history or projection of losses, depreciation and amortization charged to results, which in percentage terms in relation to revenues are substantially higher than that of previous years, obsolescence, competition and other legal and economic factors.

h.	Goodwill and intangible assets—Goodwill represents the excess of consideration paid over the fair value of the net assets acquired in subsidiary shares, as of the date of acquisition. Through December 31, 2007, goodwill was restated for the effects of inflation using the NCPI. Intangible assets with indefinite useful lives are carried at cost. Goodwill and intangible assets with indefinite useful lives are not amortized and are subject to impairment tests at least once a year, regardless of the existence of impairment indicators.

The Company amortizes the cost of its intangible assets with definite useful lives over such estimated useful lives. These lives are reviewed at least annually to determine whether events and circumstances warrant a revision. Useful lives are as follows:

Years
Customer list	5
Non-compete agreement	10

i.	Provisions—Provisions are recognized for current obligations that arise from a past event, that are probable to result in the use of economic resources, and that can be reasonably estimated.

j.	Direct employee benefits—Direct employee benefits are calculated based on the services rendered by employees, considering their most recent salaries. The liability is recognized as it accrues. These benefits include mainly statutory employee profit sharing (“PTU”) payable, compensated absences, such as vacation and vacation premiums, and incentives.

k.	Employee benefits for termination, retirement and other—Liabilities related to seniority premiums and, severance payments are recognized as they accrue and are calculated by independent actuaries based on the projected unit credit method using nominal interest rates.

l.	Statutory employee profit sharing (PTU)—PTU is recorded in the results of the year in which it is incurred and presented under selling, administrative and general expenses in the accompanying consolidated statements of income. Deferred PTU is derived from temporary differences that result from comparing the accounting and PTU bases of assets and liabilities and is recognized only when it can be reasonably assumed that such difference will generate a liability or benefit, and there is no indication that circumstances will change in such a way that the liabilities will not be paid or benefits will not be realized.

m.	Income taxes—Income tax (“ISR”) and the Business Flat Tax (“IETU”) are recorded in the results of the year they are incurred. To recognize deferred income taxes, based on its financial projections, the Company determines whether it expects to incur ISR or IETU and, accordingly, recognizes deferred taxes based on that expectation. Deferred taxes are calculated by applying the corresponding tax rate to temporary differences resulting from comparing the accounting and tax bases of assets and liabilities and including, if any, future benefits from tax loss carryforwards and certain tax credits. Deferred tax assets are recorded only when there is a high probability of recovery.

n.	Foreign currency transactions—Foreign currency transactions are recorded at the applicable exchange rate in effect at the transaction date. Monetary assets and liabilities denominated in foreign currency are translated into functional currency amounts at the applicable exchange rate in effect at the balance sheet date. Exchange fluctuations are recorded as a component of net comprehensive financing cost in the consolidated statements of income.

o.	Revenue recognition—Revenues are recognized in the period in which the risks and rewards of ownership of the inventories are transferred to the customers, which generally coincides with the delivery of products to customers in satisfaction of orders.

Revenue is recognized at the point of sale for retail transactions and at the time of successful delivery for contract, catalog and internet sales. Sales taxes collected are not included in reported sales. The Company does not charge shipping and handling costs to its customers; such costs are included within selling, administrative and general expenses within the consolidated statements of income and amounted to $124,109, $118,037 and $101,803 in 2012, 2011 and 2010 (unaudited), respectively.

p.	Advertising—Advertising costs are charged to expense when incurred. Advertising expense for the years ended December 31, 2012, 2011 and 2010 (unaudited) was $239,639, $203,451and $202,107, respectively. Prepaid advertising costs were $44,723 and $59,936 as of December 31, 2012 and 2011.

q.	Reclassifications—Certain amounts in the consolidated financial statements as of December 31, 2011 and for the years ended December 31, 2011 and 2010 (unaudited) have been reclassified in order to conform to the presentation of the consolidated financial statements as of and for the year ended December 31, 2012.

4.	Cash and cash equivalents

	2012	2011
Checking accounts	$258,009	$290,598
Readily available daily investments	90,752	12,058

	$348,761	$302,656

5.	Accounts receivable and recoverable taxes

	2012	2011
Trade accounts receivable	$663,894	$619,977
Allowance for doubtful accounts	(5,728)	(10,259)

	658,166	609,718
Sundry debtors	33,263	32,871
Recoverable taxes, mainly value-added tax and income tax	342,188	220,331

	$1,033,617	$862,920

Movements in the allowance for doubtful accounts for the years ended December 31 are as follows:

	Balance at beginning of period	Additional charged to expenses	Write-offs of uncollectible accounts	Balance at ending of period
2012	$10,259	$1,107	$5,638	$5,728
2011	4,109	7,556	1,406	10,259
2010 (Unaudited)	2,305	3,276	1,472	4,109

6.	Inventories

	2012	2011
Inventories	$3,337,106	$2,904,640
Allowance for obsolete inventories	(19,516)	(12,659)

	3,317,590	2,891,981
Goods in-transit	50,759	41,170

	$3,368,349	$2,933,151

Movements in the allowance for obsolete inventories for the years ended December 31 are as follows:

	Balance at beginning of period	Additional charged to expenses	Shrinkage	Balance at ending of period
2012	$12,659	$20,712	$13,855	$19,516
2011	11,983	16,759	16,083	12,659
2010 (Unaudited)	5,022	16,622	9,661	11,983

7.	Property, equipment and leasehold improvements

	2012	2011	2010
			(Unaudited)
a) Investment
Land	$1,378,984	$1,365,260	$1,248,269
Buildings	1,803,077	1,713,779	1,609,980
Leasehold improvements	1,600,527	1,476,640	1,374,739
Furniture and fixtures	1,064,491	966,230	868,628
Computers	375,465	314,352	276,494
Vehicles	171,582	160,225	146,038
Construction in-progress	86,554	73,774	11,482

	$6,480,680	$6,070,260	$5,535,630

b) Accumulated depreciation and amortization
Buildings	$380,134	$325,758	$270,620
Leasehold improvements	713,485	644,443	566,612
Furniture and fixtures	675,835	612,433	534,718
Computers	270,329	247,264	217,385
Vehicles	113,109	106,936	92,288

	$2,152,892	$1,936,834	$1,681,623

	$4,327,788	$4,133,426	$3,854,007

Depreciation expense for the years ended December 31, 2012, 2011 and 2010 (unaudited) was $230,248, $207,982 and $196,794, respectively.

Amortization expense for the years ended December 31, 2012, 2011 and 2010 (unaudited) was $98,801, $94,890 and $65,859, respectively, which includes amortization of leasehold improvements as well as intangibles detailed in Note 8.

8.	Intangible assets

Intangible assets as of December 31, are as follows:

	2012	2011
Intangible assets with finite useful lives:
Non-compete agreement	$22,412	$24,121
Customer list	105,908	103,346

	128,320	127,467
Accumulated amortization	(63,575)	(40,308)

	64,745	87,159
Intangible asset with indefinite useful life:
Trademark	13,550	12,990

	$78,295	$100,149

Amortization expense of intangible assets for the years ended December 31, 2012, 2011 and 2010 (unaudited) was $23,266, $36,641 and $0, respectively. The estimated amortization expense of intangible assets with finite lives for each of the three following years is as follows:

2013	$23,340
2014	23,340
2015	18,065

9.	Employee benefits

a.	The Company pays seniority premium benefits to its employees, which consist of a lump sum payment of 12 days’ wage for each year worked, calculated using the most recent salary, not to exceed twice the minimum wage established by law. The related liability and annual cost of such benefits are calculated by an independent actuary on the basis of formulas defined in the plans using the projected unit credit method.

b.	The Company also provides statutorily mandated severance benefits to its employees terminated under certain circumstances. Such benefits consist of a one-time payment of three months wages plus 20 days wages for each year of service payable upon involuntary termination without just cause.

c.	Present value of these obligations are:

	2012	2011
Defined benefit obligation—Underfunded	$(45,804)	$(42,316)

Unrecognized items:
Past service costs, change in methodology and changes to the plan	989	1,020
Transition liability	83	291
Actuarial gains and losses	(219)	230

Total unrecognized amounts pending amortization	853	1,541

Net projected liability	$(44,951)	$(40,775)

d.	Nominal rates used in actuarial calculations are as follows:

	2012	2011
	%	%
Discount of the projected benefit obligation at present value	8.19	7.98
Salary increase	5.73	5.86
Minimum wage increase rate	4.27	4.27

The transition liability balance generated in 2007 will be amortized over a five-year period.

e.	Net cost for the period includes the following items:

	2012	2011	2010
			(Unaudited)
Service cost	$10,913	$9,255	$9,220
Interest cost	2,954	2,880	2,068
Amortization of unrecognized prior service costs	208	5,197	3,978
Amortization of actuarial gains	1,412	(6,977)	(1,759)
Effect of personnel reduction or early termination (other than a restructuring or discontinued operation)	(605)	(605)	(509)

Net cost for the period	$14,882	$9,750	$12,998

f.	Changes in present value of the defined benefit obligation are as follows:

	2012	2011	2010
			(Unaudited)
Benefit obligation at beginning of year	$40,775	$33,997	$24,773
Service cost	10,913	9,255	9,220
Interest cost	2,954	2,880	2,068
Amortization of unrecognized prior service costs	208	5,197	3,977
Actuarial gains and losses – Net	1,412	(6,977)	(1,759)
Benefits paid	(10,706)	(2,972)	(3,775)
Effect of personnel reduction or early termination	(605)	(605)	(507)

Present value of the defined benefit obligation as of December 31	$44,951	$40,775	$33,997

g.	Under Mexican legislation, the Company must make payments equivalent to 2% of its workers’ daily integrated salary to a defined contribution plan that is part of the retirement savings system. The expense in 2012, 2011 and 2010 (unaudited) was $15,908, $14,348 and $12,552, respectively.

h.	Balance of PTU as of December 31 is as follows:

	2012	2011	2010
			(Unaudited)
PTU:
Current	$(11,489)	$(10,186)	$(8,822)
Deferred	5	(79)	1,018

	$(11,485)	$(10,265)	$(7,804)

10.	Stockholders’ equity

a.	Common stock at par value (historical pesos) as of December 31, 2012 and 2011 is as follows:

	Number of Shares	Amount
Fixed capital:
Series A	2,500	$25
Series B	2,500	25

	5,000	50
Variable capital:
Series A	27,749,159	277,492
Series B	27,749,159	277,492

Total	55,498,318	554,984

	55,503,318	$555,034

Common stock consists of common nominative shares at a par value of $10 per share. Series A shares represent 50% of common stock and may only be acquired by Mexican citizens. Series B shares represent 50% of common stock and may be freely subscribed. Variable capital is unlimited.

b.	Pursuant to a resolution at the general ordinary stockholders’ meeting held on April 8, 2011, a dividend was declared out of the net tax income account (CUFIN) for $600,000.

c.	Retained earnings include the statutory legal reserve. The General Corporate Law requires that at least 5% of net income of the year be transferred to the legal reserve until the reserve equals 20% of capital stock at par value (historical pesos). The legal reserve may be capitalized but may not be distributed unless the entity is dissolved. The legal reserve must be replenished if it is reduced for any reason. As of December 31, 2012 and 2011, the legal reserve, in historical pesos, was $111,007.

d.	Stockholders’ equity, except restated paid-in capital and tax retained earnings will be subject to ISR payable by the Company at the rate in effect upon distribution. Any tax paid on such distribution may be credited against annual and estimated income taxes of the year in which the tax on dividends is paid and the following two fiscal years.

e.	The balances of the stockholders’ equity tax accounts as of December 31, are:

	2012	2011
Contributed capital account	$1,569,241	$1,515,297
Net tax income account (CUFIN)	5,855,646	4,785,758

Total	$7,424,887	$6,301,055

11.	Foreign currency balances and transactions

a.	As of December 31, the foreign currency monetary position is as follows:

	2012	2011
Thousands of U.S. dollars:
Monetary assets	$27,895	$26,083
Monetary liabilities	(35,546)	(28,639)

Net monetary liability position	(7,651)	(2,556)

Equivalent in thousands of Mexican pesos	$(99,310)	$(35,733)

b.	Transactions denominated in foreign currency were as follows:

	2012	2011	2010
(Thousands of U.S. dollars)			(Unaudited)
Import purchases	192,777	183,755	151,944
Acquisition of fixed assets	22,538	18,657	19,825
Other expenses	822	606	534

c.	Mexican peso exchange rates in effect at the dates of the consolidated balance sheets and the date of the related independent auditors’ report were as follows:

	December 31,	December 31,	February 15,
	2012	2011	2013
Mexican pesos per one U. S. dollar	$12.98	$13.98	$12.69

12.	Transactions and balances with related parties

a.	Transactions with related parties, carried out in the ordinary course of business, were as follows:

	2012	2011	2010
			(Unaudited)
Sales:
Restaurantes Toks, S. A. de C. V.	$1,142	$1,144	$1,110
Servicios Gastronómicos Gigante, S. A. de C. V.	162	155	184
Servicios Toks, S. A. de C. V.	110	146	181
Distribuidora Store Home, S. A. de C. V.	78	76	56
Unidad de Servicios Compartidos, S. A. de C. V.	118	48	49
Grupo Gigante, S. A. B. de C. V.	32	17	30
Gigante, S. A. de C. V.	6	2	4
Gigante Grupo Inmobiliario, S. A. de C. V.	16	24	2
Other related parties	1,989	1,778	3,735

Leases and maintenance income:
Restaurantes Toks, S. A. de C. V.	12,943	11,244	10,086
Distribuidora Store Home, S. A. de C. V.	3,350	3,004	2,400
Servicios Toks, S. A. de C. V.	2,393	2,277	2,188
Other related parties	1,210	1,167	1,119

	2012	2011	2010
			(Unaudited)
Leases, maintenance and other expenses:
Gigante Grupo Inmobiliario	40,142	38,891	32,433
Office Depot, Inc.	1,161	3,088	1,966
Gigante, S. A. de C. V.	2,680	170	91
Other related parties	15,558	9,687	9,714
Grupo Gigante, S. A. B. de C. V.	1,957	—	—

Interest expense:
Grupo Gigante, S. A. B. de C. V.	4,832	18,899	—

Acquisition and maintenance of vehicles:
Ola Polanco, S. A. de C. V.	1,929	2,433	3,273
Nami Naucalpan, S. A. de C. V.	—	—	18

Services paid:
Compañía Mexicana de Aviación, S. A. de C. V.	—	—	3,654

Intermediation commissions paid:
Office Depot Asia Holding Limited	—	—	17,526

Purchase of inventories:
Office Depot Asia Holding Limited	426,262	269,706	17,424

b.	Balances due from related parties are as follows:

	2012	2011
Restaurantes Toks, S. A. de C. V.	$194	$144
Servicios Toks, S. A. de C. V.	12	16
Grupo Gigante S. A. B. de C. V.	27	14
Distribuidora Storehome, S. A. de C. V.	18	13
Servicios Gastronómicos Gigante, S. A. de C. V.	30	10
Gigante, S. A. de C. V.	7	—
Other related parties	19	27

	$307	$224

13.	Other expenses

a.	Detail is as follows:

	2012	2011	2010
Colombian equity tax	$—	$(39,334)	$—
Others	588	—	—

	$588	$(39,334)	$—

14.	Tax environment

Income taxes in Mexico -

The Company is subject to ISR and IETU.

The ISR rate was 30% for 2012 and 2011; it will be 30% for 2013, 29% for 2014 and 28% for 2015 and subsequent years.

IETU—Revenues, as well as deductions and certain tax credits, are determined based on cash flows of each fiscal year. The IETU rate is 17.5%. The Asset Tax (IMPAC) Law was repealed upon enactment of the IETU Law; however, under certain circumstances, IMPAC paid in the ten years prior to the year in which ISR is paid for the first time, may be recovered, according to the terms of the law.

Income tax incurred will be the higher of ISR and IETU.

Based on its financial projections and according to Interpretation of Financial Information Standard (“INIF”) 8, Effects of the Business Flat Tax, the Company determined that certain subsidiaries will pay ISR while others will pay IETU. Therefore, deferred income taxes are calculated under both tax regimes.

Income taxes in other countries -

The foreign subsidiaries calculate income taxes on their individual results, in accordance with the regulations of each country.

The tax rates applicable in other countries where the Company operates and the period in which tax losses may be applied, are as follows:

	Statutory income tax rate (%)			Period of
	2012	2011	2010	expiration
Colombia	33.0	33.0	33.0	(a	)
Costa Rica	30.0	30.0	30.0	3
El Salvador	30.0	25.0	25.0	(b	)
Guatemala	31.0	31.0	31.0	(b	)
Honduras	31.0	35.0	35.0	4
Panama	25.0	25.0	27.5	5

(a)	Tax losses generated in 2006 may be amortized up to 25% in each fiscal year. Beginning 2007, tax losses may be amortized without limitation on the value or period.
(b)	Operating losses are not amortizable.

a.	Income taxes are as follows:

	2012	2011	2010
			(Unaudited)
ISR:
Current	$446,002	$398,200	$365,899
Deferred	(79,600)	(41,574)	(43,345)

	366,402	356,626	322,554

IETU:
Current	33,660	25,728	23,892
Deferred	10,617	14,582	7,585

	44,277	40,310	31,477

Total	$410,679	$396,936	$354,031

b.	Income taxes and the reconciliation of the statutory and effective ISR rates, expressed in amounts and as a percentage of income before income taxes, are:

	2012	2011	2010
			(Unaudited)
	%	%	%
Statutory tax rate	30	30	30
Effects of inflation	(1)	(2)	(3)
Non-deductible expenses	1	1	1
Other	(1)	2	—
IETU	4	4	3

	33%	35%	31%

c.	The main items originating the deferred ISR asset are:

	2012	2011
Deferred ISR asset:
Effect of tax loss carryforwards	$96,368	$78,229
Property, equipment and leasehold improvements	139,298	110,500
Accrued expenses	29,050	17,422
Allowance for doubtful accounts	342	853
Other, net	11,636	11,706

Deferred ISR asset	276,694	218,710
Deferred ISR liability:
Inventories	(18,657)	(55,539)
Prepaid expenses	(15,661)	(19,957)

Deferred ISR liability	(34,318)	(75,496)

Valuation allowance for deferred ISR asset	(93,068)	(75,587)

Net deferred ISR asset	$149,308	$67,627

Movements in the valuation allowance for the deferred ISR asset for the years ended December 31 are as follows:

	Balance at beginning of period	Additional charged to expenses	Amortization of tax losses	Balance at ending of period
2012	75,587	1,572	—	77,159
2011	79,242	21,147	24,802	75,587
2010 (Unaudited)	33,155	46,087	—	79,242

d.	As of December 31, the main items that give rise to a deferred IETU liability are:

	2012	2011
Deferred IETU liability:
Accounts receivable from affiliated companies	$(62,627)	$(49,690)
Vehicles	(2,261)	(1,789)

Deferred IETU liability	(64,888)	(51,479)

Deferred IETU asset:
Accrued expenses	13,868	11,076

Deferred IETU asset:	13,868	11,076

Total IETU liability	$(51,020)	$(40,403)

Deferred income taxes	$98,288	$27,224

e.	The benefits of restated tax loss carryforwards for which the deferred ISR asset has been recognized, can be recovered subject to certain conditions in different jurisdictions. Restated amounts as of December 31, 2012 and expiration dates are:

Year of Expiration	Tax loss Carryforwards
2013	$3,568
2014	2,556
2015	2,086
2016	2,001
2017	1,256
2018	995
2019	369
2020	23
2021	22
2022	22

$12,898

In Colombia, tax losses carryforwards of $282,023 as of December 31, 2012 can be recovered without limitation on the value or period.

15.	Commitments and Contingencies

Commitments

The Company leases retail stores and other facilities under operating lease agreements with initial lease terms expiring in various years through 2040. In addition to minimum rentals, there are certain executory costs such as real estate taxes, insurance and common area maintenance on most of the Company’s facility leases.

The table below shows future minimum lease payments due under the non-cancelable portions of our leases as of December 31, 2012.

2013	$364,948
2014	340,720
2015	333,231
2016	314,707
2017	303,493
Thereafter	$2,498,292

Rent expense was $404,505 in 2012, $352,185 in 2011 and $294,838 in 2010.

Legal Matters

On August 31, 2005, in an effort to expand operations within Mexico, a sublease agreement with respect to a plot of land was signed between the Company and a third party, under which the Company would sublease the land and build one of its Office Depot stores. After subsequent analysis, in its own best interest, the Company decided not to proceed with the project and notified the third party of its intent to early terminate the sublease contract. The third party considered this to be a breach of the sublease contract, which resulted in the Company filing a lawsuit against the sublessor in July 2006, seeking the early termination of the contract. The third party filed a counterclaim against the Company seeking mandatory performance by the Company under the contract.

In October 2008, the Company was ordered under the counterclaim to comply with the terms of the sublease agreement, which requires the construction of an Office Depot store on the plot of land. The Company filed an appeal in January 2009. On August 19, 2010, the court rejected the Company’s appeal of January 2009. The Company filed an amparo or appeal (an injunction on constitutional grounds) against the August 19, 2010 resolution as result of which (after the corresponding legal steps), the court resolved the case on October 5, 2012 by ratifying the first resolution issued on October 2008 against the Company.

Subsequently, the Company filed another appeal in November 2012.

The Company, together with its external counsel, estimated that the accrued rentals and the approximate cost of the construction of the Office Depot store were approximately $18,000 and a liability was recognized for this amount as of December 31, 2012; which is included in accrued expenses in the accompanying consolidated financial statements.

On February 14, 2013, a negotiated settlement was agreed upon between the Company and the third party, whereby the Company agreed to settle the claim for $11,600. The adjustment to the provision is not recognized in the accompanying consolidated financial statements as a result of its immateriality.

16.	Subsequent events

The Company has evaluated events subsequent to December 31, 2012 to assess the need for potential recognition or disclosure in the accompanying consolidated financial statements. Such events were evaluated through February 15, 2013, the date these consolidated financial statements were available to be issued. Based upon this evaluation, except for the final resolution of the legal matter disclosed in Note 15, it was determined that no other subsequent events occurred that require recognition or disclosure in the consolidated financial statements.

17.	New accounting principles

As part of its efforts to make Mexican standards converge with international standards, in 2012, the Mexican Board for Research and Development of Financial Information Standards (“CINIF”) issued the following NIFs, INIFs and improvements to NIFs, which will become effective as of January 1, 2013:

B-3, Statement of Comprehensive Income

B-4, Statement of Changes in Stockholders’ Equity

B-6, Statement of Financial Position

B-8, Consolidated or Combined Financial Statements

C-7, Investments in Associates, Joint Ventures and Other Permanent Investments

C-21, Joint Control Arrangements

Improvements to Mexican Financial Reporting Standards 2013

Some of the most important changes established by these standards are:

NIF B-3—Statement of Comprehensive Income, provides the option of presenting a) a single statement of comprehensive income (loss) containing the items that comprise (i) net income (loss) of the entity, (ii) other comprehensive income (loss) items of the entity and (iii) equity in other comprehensive income (loss) of other entities, such as associates, or b) two statements: a statement of income (loss), which would include only items that make up net income (loss), and a separate statement of other comprehensive income (loss), which should begin with net income (loss) and immediately present other comprehensive income (loss) items of the entity and other comprehensive income (loss) of other entities, such as associates. In addition, NIF B-3 establishes that items should not be separately presented as non-ordinary in the financial statements or the notes to the financial statements.

NIF B-4, Statement of Changes in Stockholders’ Equity, establishes the general principles for the presentation and structure of the statement of changes in stockholders’ equity, such as showing retrospective adjustments due to accounting changes and correction of errors that affect the beginning balances of stockholders’ equity and presenting comprehensive income (loss) in a single line item, presenting detail of all items comprising comprehensive income (loss) based on the requirements of NIF B-3.

NIF B-6, Statement of Financial Position, specifies the structure of the statement of financial position as well as the rules of presentation and disclosure.

NIF B-8, Consolidated or Combined Financial Statements, modifies the definition of control, which is the basis for requiring that the financial information of that entity is consolidated with the reporting entity. Based on this new definition of control, certain investments which did not previously require consolidation may now be consolidated while other investments that were previously consolidated may no longer require consolidation. This NIF establishes that an entity controls another when it has power to direct the investees relevant activities; it is exposed or entitled to variable returns from such participation in the investee; and it has the ability to use its power to affect its returns. This standard introduces the concept of protective rights, defined as the rights that protect the involvement of the investor but do not necessarily give the investor control. This standard incorporates the principal-agent concept, whereby a decision-maker who has the authority to decide on the relevant activities of the investee is considered a principal, while an agent merely makes decisions on behalf of the principal and thus does not exercise control over the investee. The standard also replaces the concept of a special-purpose entity with a structured entity, which is an entity designed in such a way that voting or other similar rights are not the determining factor for deciding controls over the structured entity.

NIF C-7, Investments in Associates, Joint ventures and Other Permanent Investments, establishes that investments in joint ventures should be recognized through the application of the equity method and that the participation of an investor in the income or loss of investments in associated companies, joint ventures and others permanent investment should be recognized in results in a single line item representing participation in the results of such investments. It requires additional disclosures aimed at providing enahanced financial information of the associates and joint ventures and eliminates.

NIF C-21, Joint Control Arrangements, defines a joint arrangement as an arrangement in which two or more parties have joint control. These types of arrangements can be in the form of 1) joint operations, whereby the parties to the arrangement have direct rights to the assets and obligations for the liabilities of the arrangement or 2) joint ventures, whereby the parties have rights to participate only in the residual value of the net assets of the arrangement. This standard establishes that participation in a joint venture must be recognized as a permanent investment, and accounted for using the equity method.

Improvements to Mexican Financial Reporting Standards 2013—The main improvements that generate accounting changes that should be recognized retroactively in fiscal years beginning on January 1, 2013 are:

Bulletin C-9, Liabilities, Provisions, Assets and Contingent Liabilities and Commitments and Bulletin C-12, Financial Instruments with Characteristics of Liabilities,Equity or Both, establish that debt issuance costs must be presented net against the corresponding liability and applied to results based on the effective interest method.

Bulletin C-15, Accounting for Impairment and Disposal of Long-lived Assets, eliminates the obligation to restate, for comparative purposes, statements of financial position of prior periods for the effects of assets held for sale.

Bulletin D-5, Leases, establishes that non-refundable payments related to leasehold rights must be deferred during the lease term and applied to results in proportion to the recognition of income or expense relating to the lessor or lessee, respectively.

As of the date of these consolidated financial statements, the Company is still in the process of determining the effects of adoption of these new standards.

18.	Differences between MFRS and accounting principles generally accepted in the United States of America (“U.S. GAAP”)

The accompanying consolidated financial statements of the Company are prepared in accordance with MFRS, which may vary in certain significant respects from U.S. GAAP. Note 3 to the accompanying consolidated financial statements summarizes the accounting policies adopted by the Company. The principal differences between MFRS and U.S. GAAP as they affect the Company’s consolidated net income, consolidated stockholders’ equity, presentation of consolidated financial information and the relevant disclosures are summarized below:

	2012	2011	2010
			(Unaudited)
Consolidated net income under MFRS	$819,662	$728,262	$777,116
(i) Elimination of effects of inflation	24,056	30,570	25,467
(ii) Employee retirement obligations	972	(485)	2,209
(iii) Rent holidays	(9,251)	411	(4,664)
(v) Deferred PTU asset	(4)	79	(1,018)

Total U.S. GAAP adjustments	15,773	30,575	21,994

(vi) Deferred income tax effects on U.S. GAAP adjustments	(3,569)	22,927	(5,412)

Consolidated net income under U.S. GAAP	$831,866	$781,764	$793,698

	2012	2011
Consolidated stockholders’ equity under MFRS (1)	$6,608,947	$5,825,437
(i) Elimination effects of inflation	(422,222)	(449,849)
(ii) Change in employee retirement obligations	967	1,392
(iii) Rent holidays	(48,719)	(39,600)
(iv) Amortization of goodwill	13,812	13,812
(v) Deferred PTU asset	(808)	(798)

Total U.S. GAAP adjustments	$(456,970)	$(475,043)

(vi) Deferred income tax effects on U.S. GAAP adjustments	135,183	140,543

Consolidated stockholders’ equity under U.S. GAAP	$6,287,160	$5,490,937

(1)	Individual adjustments to the accompanying reconciliation of stockholders’ equity include the effects of translation of foreign operations whose functional currency is different from the Mexican peso.

(i)	Elimination of the effects of inflation—Through December 31, 2007, MFRS required the recognition of the comprehensive effects of inflation on consolidated financial information. Beginning January 1, 2008, MFRS only requires the recognition of the effects of inflation for entities that operate in an inflationary environment (one whose cumulative inflation for the preceding three-year periods equals or exceeds 26%). Since that date, Mexico has ceased to be an inflationary economic environment. However assets and stockholders’ equity under MFRS include the effects of inflation recognized through December 31, 2007. The elimination of the effects of inflation on individual line items in the consolidated balance sheets under MFRS are as follows:

	2012	2011
Property, equipment and leasehold improvements	$407,875	$435,386
Intangible assets	450	566
Goodwill	13,897	13,897

Total adjustment	$422,222	$449,849

U.S. GAAP generally requires the use of the historical cost basis of accounting, except when an entity operates in a highly inflationary economy. Accordingly, the comprehensive effects of inflation recognized under MFRS have been eliminated in the accompanying reconciliation of consolidated net income and stockholders’ equity to U.S. GAAP.

(ii)	Employee benefits—Under MFRS, liabilities from seniority premiums, pension plans and severance payment are recognized as they accrue, determined based on actuarial calculations using the projected unit credit method. The liability recognized under MFRS does not include unrecognized items such as actuarial gains and losses and prior service costs, which under MFRS, will be amortized to the liability generally over the remaining service period of the employees.

U.S. GAAP requires recognition of the fully overfunded or underfunded status of the liability for defined benefit employee obligations, with an offsetting entry to other comprehensive income. The amounts included in other comprehensive income are reclassified into results generally over the remaining service period of the employees. Additionally, for certain termination benefits under MFRS, modifications to a plan and the related prior service costs are recognized within results in the year of modification; under U.S. GAAP, these prior service costs are recognized in other comprehensive income and amortized to results generally over the remaining service period of the employees. Accordingly, the adjustment in the accompanying reconciliations of consolidated net income and stockholders’ equity to U.S. GAAP include (i) the recognition of the fully underfunded status of the obligation under U.S. GAAP within other comprehensive income and (ii) the difference in recognition of prior service costs related to certain termination benefits, given modifications to such benefits in 2010.

In addition, U.S. GAAP requires certain additional disclosures as shown below:

	Employee benefits 2012	Employee benefits 2011
As of December 31:
Projected benefit obligation	$45,804	$41,780

Change in benefit obligation:
Benefit obligation at beginning of year	41,780	35,518
Service cost	10,913	9,255
Interest cost	2,954	2,880
Amortization of transition obligation	128	3,558
Amortization of prior service cost	974	1,371
Actuarial gain	(239)	(7,830)
Benefits paid	(10,706)	(2,972)

Benefit obligation at end of year	$45,804	$41,780

	Employee benefits 2012	Employee benefits 2011
Components of net periodic cost:
Service cost	$10,912	$9,255
Interest cost	2,954	2,880
Amortization of transition obligation	128	3,590
Amortization of prior service cost	112	1,371
Effect of personnel reduction or early termination (other than a restructuring or discontinued operation)	—	(2,395)
Amortization of net gain	(197)	(4,466)

Net periodic cost	$13,910	$10,235

The amount in accumulated other comprehensive income expected to be recognized as component of net periodic benefit cost over the following fiscal year is $1,825.

Weighted-average assumptions used to determine benefit obligations and net periodic benefit cost as of and for the year ended December 31, 2012 and 2011:

	2012%	2011%
Discount of the projected benefit obligation at present value	8.19	7.98
Salary increase	5.73	5.86
Minimum wage increase rate	4.27	4.27

(iii)	Rent holidays—Under MFRS, rental expense is recorded beginning when the related store initiates operations.

Under U.S. GAAP, rental expense is recognized on a straight-line basis, or another more appropriate systematic approach, which does not necessarily depend upon initiation of operations of the related store.

(iv)	Amortization of goodwill—Under MFRS, goodwill stemming from an acquisition of a business was amortized through 2004.

Under U.S. GAAP, amortization of goodwill ceased on January 1, 2002. The adjustment to the reconciliation of consolidated stockholders’ equity represents the amortization of goodwill which occurred on goodwill from January 1, 2002 to December 31, 2005.

(v)	Deferred PTU asset—Mexican statutory requirements require Mexican entities to pay statutory PTU to their employees. Current PTU is recorded in the results of the year in which it is incurred. The recognition of deferred PTU is also required, whether it results in a net liability or net asset position, and is determined considering temporary differences between the accounting and the PTU bases of assets and liabilities.

While U.S. GAAP also contemplates the recognition of a net deferred PTU liability, it does not permit the recognition of a net deferred PTU asset, given that it does not necessarily embody a probable future benefit to contribute directly or indirectly to the future net cash inflows of an entity. Accordingly, the adjustment in the accompanying reconciliation of consolidated net income and stockholders’ equity represents the removal of such deferred PTU asset.

(vi)	Deferred income taxes—The recognition of income taxes, including deferred income taxes, under MFRS considers a methodology similar to that required under U.S. GAAP. The adjustments to the accompanying reconciliations of consolidated net income and stockholders’ equity represent the deferred income tax effects of the aforementioned U.S. GAAP adjustments.

Under both MFRS and U.S. GAAP, the change in deferred income taxes resulting from the effects of accounting for inflation with respect to the tax values of assets and liabilities is recorded as a component of income tax expense.

MFRS requires the classification of the net deferred income tax asset or liability as long-term, while U.S. GAAP requires classification based on the current or long-term nature of the asset or liability to which the deferred relates.

A reconciliation of the net deferred income tax asset from MFRS to U.S. GAAP and the composition of the net deferred income tax asset under U.S. GAAP is as follows:

	2012	2011
Reconciliation of deferred income tax asset:
Net deferred income tax asset under MFRS	$98,288	$27,224
Effects of elimination of inflation	124,058	132,397
Effects of employee retirement obligations	215	319
Effects of rent holidays	14,669	11,880
Effects of amortization of goodwill	(4,144)	(4,144)
Effects of actuarial gains in other comprehensive income	385	91

Total U.S. GAAP adjustments to net deferred income tax asset	$135,183	$140,543

Net deferred income tax asset under U.S. GAAP	233,471	167,767

Net deferred ISR asset under U.S. GAAP	284,231	208,170

Net deferred IETU asset under U.S. GAAP	(50,760)	(40,403)

	2012	2011
Composition of net deferred income tax asset:
ISR
Current deferred ISR assets (liabilities):
Allowance for doubtful accounts	$342	$853
Inventories	(18,657)	(55,539)
Accrued liabilities	28,407	17,422
Prepaid expenses	(15,661)	(19,957)

Current deferred ISR liability – Net	(5,569)	(57,221)

Non – current deferred ISR assets (liabilities):
Rents holidays	14,669	11,880
Property, equipment and leasehold improvements	260,195	239,163
Effect of tax loss carryforwards	96,368	78,229
Other, net	11,636	11,706
Valuation allowance for deferred ISR asset	(93,068)	(75,587)

Non – current deferred ISR asset – Net	289,800	265,391

Net deferred ISR asset under U.S. GAAP	$284,231	$208,170

The effective rate differs from the statutory rate mainly due to the effects of non-deductible expenses as well as different tax rates applicable in different tax jurisdiction in which the Company operates.

	2012	2011
IETU
Current deferred IETU liability:
Account receivable from affiliated companies	$(62,627)	$(49,690)

	(62,627)	(49,690)
Non – current deferred IETU assets – (liabilities):
Vehicles	(2,261)	(1,789)
Accrued expenses	14,128	11,076

Non – current deferred IETU asset – Net	11,867	9,287

Total IETU liability under U.S. GAAP	$(50,760)	$(40,403)

U.S. GAAP also provides guidance regarding recognition, measurement and disclosure of uncertain tax positions taken by an enterprise. If an entity is unable to conclude that it is not more likely than not that the position it took will be upheld upon examination by the related tax authorities, all or a portion of the benefit related to such tax position may not be recognized. The Company has not taken any tax position for which it does not believe that it is more likely than not that the full amount of the benefit taken will be sustained upon review, based on technical merits of the position taken. The tax years that remain subject to examination by tax authorities are 2006 to 2011.

(vii)	Additional presentation and disclosure differences -

(a)	Fair value of financial instruments and fair value measurements—Under U.S. GAAP, an entity is required to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. U.S. GAAP establishes a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used to measure fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Inputs used to measure fair value fall within one of the following three levels:

Level 1—applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2—applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3—applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

The Company’s financial instruments consist principally of cash, accounts receivable, trade accounts payable and accrued expenses. The Company believes that the recorded values of these financial instruments approximate their current fair values because of their nature and respective maturity dates or durations.

(b)	Classification of certain items in the consolidated balance sheets and consolidated statements of income—Under MFRS, the classification of certain costs and expenses differ from that required by U.S. GAAP.

i.	Other expense of $588, $38,266 and $0 in 2012, 2011 and 2010 (unaudited), respectively, is considered other operating expense under U.S. GAAP.

ii.	Normal bank commissions stemming from credit card transactions are included within comprehensive financing cost in the consolidated statements of income under MFRS; these amounts are included within selling, administrative and general expenses under U.S. GAAP. The Company also incurs additional bank commissions on interest-free sales offered to customers, where such sale is ultimately financed by the bank and not the Company. In those cases, the sale price of the product sold is increased. Those additional commissions are included within comprehensive financing cost under MFRS. Under U.S. GAAP, the amounts are a reduction of the additional revenue charged to the customers. The amounts reclassified in 2012, 2011 and 2010 (unaudited) are $70,618, $62,309 and $49,013, respectively.

iii.	Certain items classified within other revenues in the consolidated statements of operations under MFRS are presented within other operating income under U.S. GAAP. Such amounts in 2012, 2011 and 2010 (unaudited) are $12,069, $9,567 and $25,788, respectively.

(c)	Consolidated statement of cash flows—Under MFRS, the Company presents a consolidated statement of cash flows similar to that required under U.S. GAAP. However, certain classification differences exist, mainly with respect to interest paid. As well, U.S. GAAP requires disclosures of non-cash investing and financing activities.

	2012	2011	2010
			(Unaudited)
Net income under U.S. GAAP	$831,866	$781,764	$793,698
Depreciation and amortization	298,277	287,053	240,384
Allowance for doubtful accounts	4,531	(6,150)	(1,804)
(Gain) loss on sale of fixed assets	(1,195)	(1,147)	15,520
Deferred income tax	(65,415)	(49,343)	(33,808)
Net periodic cost	13,910	10,235	10,789
Unrealized foreign exchange loss (gain)	2,578	6,095	(4,999)

	1,084,552	1,028,507	1,019,780

Changes in operating assets and liabilities:
Accounts receivable and recoverable taxes	(187,415)	(45,421)	(93,998)
Due to/from related parties	17,226	(527)	463
Inventories	(435,198)	(204,088)	(495,636)
Trade accounts payable	61,564	48,050	213,819
Accrued expenses	19,834	68,478	5,177
Accrued taxes	—	—	(39,879)
Other liabilities	52,267	(2,305)	(603)

Cash flows provided by operating activities	612,830	892,694	609,123

	2012	2011	2010
			(Unaudited)
Cash flows from investing activities:
Purchases of equipment and investments in leasehold improvements	(538,834)	(529,491)	(321,450)
Acquisitions of subsidiaries, net of cash acquired		—	(178,353)
Purchases of trade mark		—	(10,786)
Proceeds from the sale of equipment	6,556	6,321	2,876

Net cash used in investing activities	(532,278)	(523,170)	(507,713)
Cash flows from financing activities:
Borrowings from related party	550,000	400,000	—
Banks borrowings	—	100,000	100,000
Repayments to related party	(550,000)	(400,000)	—
Repayments of banks borrowings	—	(100,000)	(100,000)
Dividends paid	—	(600,000)	—

Net cash used in financing activities	—	(600,000)	—
Effect of exchange rate changes on cash	(34,447)	140,215	(30,711)
Cash and cash equivalents:
Net increase (decrease) for the year	46,105	(90,261)	70,699

Beginning of year	302,656	392,917	322,218

End of the year	$348,761	$302,656	$392,917

Supplemental disclosures of cash flow information

Cash paid during the year for:

	2012	2011	2010
			(Unaudited)
Interest paid	$5,283	$21,580	$6,684
Income taxes paid	289,477	251,339	218,166

Supplemental disclosure of noncash investing activities:

	2012	2011	2010
			(Unaudited)
Fixed assets acquired during the year included in accounts payable	$13,237	$45,152	$12,986

(d)	Statement of comprehensive income – The Company’s statement of comprehensive income under U.S. GAAP is as follows:

	2012	2011	2010
			(Unaudited)
Consolidated net income under U.S. GAAP	$831,866	$781,764	$793,698
Other comprehensive income:
Translation effects of operations of foreign entities	(34,202)	140,215	(30,711)
Effect of employee retirement obligations (net of tax of $385, $91 and $670 in 2012, 2011 and 2010, respectively)	(1,441)	2,728	(3,156)

Total comprehensive income under U.S. GAAP	$796,223	$924,707	$759,831

(viii)	New accounting pronouncements under U.S. GAAP:

In 2012, the Company adopted the following pronouncements, which did not have a material effect in the accompanying consolidated financial statements:

(a)	In June 2012, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2012-05, Presentation of Comprehensive Income, which updated the guidance in Accounting Standards Codification (“ASC”) Topic 220, Comprehensive Income. Under the amendments in this ASU, an entity has the option to present the total of comprehensive income, the components of net income and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In both choices, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income and a total amount for comprehensive income. This ASU eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders’ equity. The amendments in this update do not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income. In October 2012, the FASB proposed to indefinitely defer the specific requirement to present items that are reclassified from other comprehensive income to net income alongside their respective components of net income and other comprehensive income on the face of the respective statements; entities still must comply with the existing requirements during the deferral period. This indefinite deferral was eliminated in February 2013 with the issuance of ASU 2013-02, discussed below.

(b)	In September 2012, the FASB issued ASU No. 2012-08, Testing Goodwill for Impairment, which amends the guidance in ASC 350-20. The amendments in ASU 2012-08 provide entities with the option of performing a qualitative assessment before performing the first step of the two-step impairment test. If entities determine, on the basis of qualitative factors, it is not more likely than not that the fair value of the reporting unit is less than the carrying amount, then performing the two-step impairment test would be unnecessary. However, if an entity concludes otherwise, then it is required to perform the first step of the two-step impairment test by calculating the fair value of the reporting unit and comparing the fair value with the carrying amount of the reporting unit. If the carrying amount of a reporting unit exceeds its fair value, then the entity is required to perform the second step of the goodwill impairment test to measure the amount of the impairment loss, if any. ASU 2012-08 also provides entities with the option to bypass the qualitative assessment for any reporting unit in any period and proceed directly to the first step of the two-step impairment test. Given that the Company is required under MFRS to annually test goodwill for impairment on a quantitative basis, the Company did not elect to perform a qualitative analysis under ASU 2012-08.

(c)	In May 2012, the FASB issued ASU No. 2012-04, Fair Value Measurement: Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs, which updated the guidance in ASC Topic 820, Fair Value Measurement. ASU 2012-04 clarifies the application of existing fair value measurement requirements including (1) the application of the highest and best use and valuation premise concepts, (2) measuring the fair value of an instrument classified in a reporting entity’s shareholders’ equity, and (3) quantitative information required for fair value measurements categorized within Level 3. ASU 2012-04 also provides guidance on measuring the fair value of financial instruments managed within a portfolio, and application of premiums and discounts in a fair value measurement. In addition, ASU 2012-04 requires additional disclosure for Level 3 measurements regarding the sensitivity of fair value to changes in unobservable inputs and any interrelationships between those inputs.

(ix)	The following are new pronouncements issued under U.S. GAAP which will be effective in future reporting periods:

(a)	In December 2011, the FASB issued ASU No. 2011-11, Balance Sheet: Disclosures about Offsetting Assets and Liabilities. This ASU requires an entity to disclose information about offsetting and related arrangements to enable users of its financial statements to understand the effect of those arrangements on its financial position. The objective of this disclosure is to facilitate comparison between those entities that prepare their financial statements on the basis of U.S. GAAP and those entities that prepare their financial statements on the basis of International Financial Reporting Standards (“IFRS”). The amended guidance is effective for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods. The Company will adopt this ASU in 2013.

(b)	In July 2012, the FASB issued ASU 2012-02, Intangibles – Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment. This update amends ASU 2011-08, Intangibles – Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment and permits an entity first to assess qualitative factors to determine whether it is more likely than not that an indefinite-lived intangible asset is impaired as a basis for determining whether it is necessary to perform the quantitative impairment test in accordance with Subtopic 350-30, Intangibles - Goodwill and Other - General Intangibles Other than Goodwill. The amendments are effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012. Early adoption is permitted, including for annual and interim impairment tests performed as of a date before July 27, 2012, if a public entity’s financial statements for the most recent annual or interim period have not yet been issued or, for nonpublic entities, have not yet been made available for issuance. The adoption of ASU 2012-02 is not expected to have a material impact on the Company’s financial position or results of operations.

(c)	In October 2012, the FASB issued ASU 2012-04, Technical Corrections and Improvements in Accounting Standards Update No. 2012-04. The amendments in this update cover a wide range of Topics in the Accounting Standards Codification. These amendments include technical corrections and improvements to the Accounting Standards Codification and conforming amendments related to fair value measurements. The amendments in this update will be effective for fiscal periods beginning after December 15, 2012. The adoption of ASU 2012-04 is not expected to have a material impact on the Company’s financial position or results of operations.

(d)	In February 2013, the FASB issued ASU No. 2013-02, Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income. The ASU adds new disclosure requirements for items reclassified out of accumulated other comprehensive income (AOCI) and is intended to help entities improve the transparency of changes in other comprehensive income and items reclassified out of AOCI in their financial statements. For public entities, the new disclosure requirements are effective for fiscal years, and interim periods within those years, beginning after December 15, 2012. However, for nonpublic entities, the ASU is effective for fiscal years beginning after December 15, 2013, and interim and annual periods thereafter. Early adoption is permitted. The amendments in the ASU should be applied prospectively. The adoption of ASU 2013-02 is not expected to have a material impact on the Company’s financial position or results of operations.

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